Exhibit 5.1

767 Fifth Avenue

New York, NY 10153

+1 212 310 8000 tel

+1 212 310 8007 fax

April 9, 2014

Synopsys, Inc.

700 East Middlefield Road

Mountain View, California 94043

Ladies and Gentlemen:

We have acted as counsel to Synopsys, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of an aggregate of 842,744 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the exercise of outstanding stock options (“Stock Options”) granted under the Coverity, Inc. Amended and Restated 2004 Stock Option Plan (the “2004 Plan”) and the Coverity, Inc. 2013 Equity Incentive Plan (the “2013 Plan,” and collectively, together with the 2004 Plan, the “Plans”), as assumed by the Company in connection with the Agreement and Plan of Merger, dated as of February 19, 2014, by and among the Company, Cavalier Acquisition Corp., Coverity, Inc., and Fortis Advisors LLC.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement and the Plans pursuant to which the shares of Common Stock will be issued and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to our opinion that have not been independently established, we have relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements, representations, certificates and covenants of officers and representatives of the Company and of public officials, and have made such other investigations as we have deemed necessary or appropriate as a basis for the opinion expressed below. We have assumed that such statements, representations, certificates and covenants are and will continue to be true and complete

April 9, 2014

without regard to any qualification as to knowledge or belief. We have also assumed that each award agreement setting forth the terms of each Stock Option under the Plans is consistent with the Plans and has been duly authorized and validly executed and delivered by the parties thereto.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 842,744 shares of Common Stock being registered for sale pursuant to the Registration Statement have been duly authorized and, when issued and delivered in accordance with the Plans, will be validly issued, fully paid, and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP